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E-Filed

Colorado Secretary of State
Date and Time: 09/24/2018 01:22 PM
ID Number: 20171927833

Document number: 20181752040
Amount Paid: $25.00

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

1. For the entity, its ID number and entity name are

ID number 20171927833
(Colorado Secretary of State ID number)

Entity name Mining Power Group, Inc.

2. The new entity name (if applicable) is ______

3. (If the following statement applies, adopt the statement by marking the box and include an attachment.)
[X] This document contains additional amendments or other information.

4. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

5. (Caution: Leave blank if the document does not have a delayed effective date. Stating a delayed effective date has significant legal consequences. Read instructions before entering a date.)

(If the following statement applies, adopt the statement by entering a date and, if applicable, time using the required format.)

The delayed effective date and, if applicable, time of this document is/are ______
(mm/dd/yyyy hour:minute am/pm)

Notice:

Causing this document to be delivered to the Secretary of State for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that such document is such individual's act and deed, or that such individual in good faith believes such document is the act and deed of the person on whose behalf such individual is causing such document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S. and, if applicable, the constituent documents and the organic statutes, and that such individual in good faith believes the facts stated in such document are true and such document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the Secretary of State, whether or not such individual is identified in this document as one who has caused it to be delivered.

6. The true name and mailing address of the individual causing the document to be delivered for filing are

Svorai	Dror		
(Last)	(First)	(Middle)	(Suffix)

20200 Dixie Highway, Suite 906
(Street name and number or Post Office Box information)

Miami	FL	33180
(City)	(State)	(Postal/Zip Code)
	United States	
(Province – if applicable)	(Country – if not US)	

(If the following statement applies, adopt the statement by marking the box and include an attachment.)

☐ This document contains the true name and mailing address of one or more additional individuals causing the document to be delivered for filing.

Disclaimer:

This form/cover sheet, and any related instructions, are not intended to provide legal, business or tax advice, and are furnished without representation or warranty. While this form/cover sheet is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form/cover sheet. Questions should be addressed to the user's legal, business or tax advisor(s).

UNANIMOUS WRITTEN CONSENT RESOLUTIONS OF DIRECTORS OF MINING POWER GROUP, INC.

WHEREAS pursuant to the authority granted to Directors to take action by unanimous written consent under the Colorado Revised Statutes, the Board of Directors (the "Directors") of Mining Power Group, Inc., a Colorado corporation (the "Corporation"), hereby unanimously consents to, votes in favor of and adopts the following consent resolutions of the Board of Directors; which Board of Directors by its signature hereto does hereby waive any and all requirements for the giving of notice for and of the convening of a formal meeting of the Board of Directors;

AND WHEREAS the Board of Directors has deemed it advisable and in the best interests of the Corporation and its shareholders to immediately amend the Articles of Incorporation of the Corporation to increase its quantity of authorized shares of common stock from 100,000,000 shares to 350,000,000 shares (the "Amendment").

THE FOLLOWING CONSENT RESOLUTIONS of the Board of Directors were approved by the Board of Directors effective as of the 24th day of September, 2018 (the "Effective Date" herein).

NOW THEREFORE BE IT RESOLVED THAT:

Ratification of Reorganization Unwind and Amendment

1. Ratification of Amendment. The Board of Directors hereby ratifies, confirms and approves the Amendment and the officers of the Company, in conjunction with the Amendment, are hereby authorized to execute and file any documents with the Colorado Secretary of State for the filing of the Amendment.

2. Ratification of Form of Documents. The Board of Directors hereby ratifies, confirms and approves that the officers of the Company be and hereby are authorized to execute and file any documents, including the filing with the Colorado Secretary of State, of the Amendment to its Articles of Incorporation, and take any other actions on behalf of the Corporation that they deem desirable or necessary in order to fully effect the changes cited in the Amendment.

3. Ratification of further documents. Any other documents deemed necessary by the Corporation be and hereby are authorized to effectuate the Amendment and take any other actions on behalf of the Corporation that they deem desirable or necessary.

4. Shareholder Approval. The Board of Directors authorizes and approves the submission of the above corporate actions to the shareholders of the Corporation for shareholder approval of the Amendment.

Ratification of general matters

5. Ratification of authority. Any one Director of the Board of Directors or Executive Officer of the Corporation be and the same is hereby authorized and directed for and on behalf of the Corporation to do and perform all acts and things and execute and deliver all documents and take all such other steps as may be necessary or desirable to give full effect to these consent resolutions.

IN WITNESS WHEREOF, the undersigned have set forth their hand as of this 24th day of September 2018.

Dror Svorai, Sole Director